GLOBE VOTING TRUST



               VOTING TRUST AGREEMENT dated as of October 1, 1993 by and among the stockholders of The New York Times Company (the "Company") who execute this Agreement (the "Holders") and William O. Taylor, Charles H. Taylor, Benjamin B. Taylor, Alexander B. Hawes, Jr. and Davis Taylor Pillsbury (collectively, with their successors in trust, the "Voting Trustees"), amending, restating and extending the Taylor Voting Trust dated as of October 1, 1954, as heretofore amended.

                                     RECITALS

               1. This Agreement may from time to time be referred to as the "Globe Voting Trust."

               2. All the initial Holders were indirect stockholders of Affiliated Publications, Inc. ("API"), prior to the merger of a subsidiary of the Company into API, by reason of their participation in the Taylor Voting Trust.

               3. On October 1, 1993, the Taylor Voting Trust became entitled to receive shares of Class A Common Stock of the Company ("Class A Stock") upon the merger of the subsidiary of the Company into API.

               4. The Holders are unanimously of the opinion that, throughout the term of this Agreement, the operation of this Agreement in accordance with its terms (i) would assure the voting of shares of Class A Stock deposited hereunder ("Deposited Stock") as a unit for the election of a Board of Directors of the Company and on other matters as provided herein, (ii) would be conducive to safe and prudent management of the Company, (iii) would support the current emphasis of the Company on maintaining the independence and editorial excellence of its newspaper properties, including The Boston Globe, and a long-term corporate perspective for the benefit of its shareholders, employees, communities, suppliers and readers and (iv) would be in the interests of all the Holders and also in the interests of the beneficial owners of any such additional shares of Class A Stock as may be deposited hereunder.

               5.   API  shares  were also  held  by  the Jordan  Voting
          Trust pursuant to a Voting Trust Agreement dated as of January 29, 1987, as amended, established by the trustees of the Jordan Trust created pursuant to the Will of Eben D. Jordan. Such API shares have also been converted into Class A Stock. When the Jordan Voting Trust and the Jordan Trust terminate on January 16, 1996 in accordance with their terms, the beneficiaries of the Jordan Trust who receive shares of Class A Stock upon the liquidation of the Jordan Trust will be offered the opportunity to deposit their holdings of Class A Stock with the Voting Trustees under this Agreement.

               6. The terms "Deposited Stock" and "Class A Stock" and words of similar import wherever appearing in this Agreement shall be taken to be synonymous and to mean and include any voting stock of the Company (other than Class B Common Stock of the Company), or of any entity which is a successor of the Company or which may from time to time be issued with respect to or in exchange for any voting stock held by the Voting Trustees hereunder or into which any such voting stock may be changed as a result of any reorganization, merger, recapitalization or similar transaction. The term "Company" wherever appearing in this Agreement shall be taken to mean and include the issuer of any voting stock held hereunder for the time being as "Deposited Stock."

               7. "Taylor Descendant" means a descendant by blood or adoption of Charles H. Taylor, first Treasurer of Globe Newspaper Company, a spouse of such descendant or a trustee or trustees holding for the benefit of any such descendant or descendants or for the benefit of a spouse of any such descendant or descendants or a stock corporation all the voting stock of which is owned by the foregoing.

               8. "Jordan Descendant" means a descendant by blood or adoption of Eben D. Jordan, a spouse of such descendant or a trustee or trustees holding for the benefit of any such descendant or descendants or for the benefit of a spouse of any such descendant or descendants or a stock corporation all the voting stock of which is owned by any of the foregoing.

               NOW, THEREFORE, in consideration of the premises and of the agreements herein contained and for other good and valuable consideration, receipt of all of which consideration is hereby acknowledged, the parties hereto amend, restate and extend the Taylor Voting Trust so that it reads in its entirety as follows:

               1.   Initial  Interests   in  the  Voting  Trust.     The
                    -------------------------------------------
          interest of each Holder is set  forth in Schedule A and  shall
                                                   -------- -
          be reflected in transfer records maintained by the Voting Trustees, periodic reports of which will be sent to the
          Holder. Only if a Holder expressly requests that his interest be represented by a certificate shall the Voting Trustees issue to the Holder a Voting Trust Certificate, registered in the name of that Holder. Certificates issued under the Taylor Voting Trust are no longer valid and should be destroyed.

               2.   Subsequent  Deposits  and  Interests.    The  Voting
                    ------------------------------------
          Trustees shall accept transfer and delivery to them of additional shares of Class A Stock from any Taylor Descendant and from any Jordan Descendant who shall have executed a copy of this Agreement. The interest of each person who so becomes a Holder shall be reflected in the Voting Trustees' transfer records. Only if such a Holder expressly so requests shall the Voting Trustees issue a Voting Trust Certificate. The Voting Trustees shall prepare a revised Schedule A adding the name and address of each new Holder and
          --------  -
          the number of additional shares of Class A Stock so transferred. All such additional shares shall be held by the Voting Trustees hereunder in accordance with and subject to the provisions of this Agreement.

               3.   Voting.  The Voting  Trustees shall vote all  shares
                    ------
          of Deposited Stock as the holders of record of such shares as follows:

                    (a) With respect to any shares of Class A Stock deposited by any stockholder who is a party to the
               Stockholders Agreement dated June 11, 1993 among the Company and certain of the Stockholders (the "Stockholders Agreement"), as required by Section 3.6 of the Stockholders Agreement for so long as the provisions of such Section 3.6 shall apply.

                    (b) On any question of selling, mortgaging, leasing or otherwise disposing of substantially all the assets or dissolving, merging or consolidating the Company not governed by paragraph (a) of this Section 3, in accordance with the written instructions of the Holder with respect to his or her shares of Deposited Stock.

                    (c) On all other matters, including the election of directors of the Company, as recommended by the Board of Directors of the Company.

               4.   Disposition of  Deposited Stock by  Voting Trustees.
                    ---------------------------------------------------
          The Voting Trustees shall not pledge, mortgage, sell or otherwise dispose of any of the Deposited Stock or any interest therein, provided, however, that if any transaction requires the exchange or conversion of Deposited Stock, the

          Voting Trustee may surrender the Deposited Stock and receive distribution in respect thereof in accordance with the terms of the transaction and provided, further, that any dissenters' appraisal rights in respect of any such transaction shall be exercised by the Voting Trustees on behalf of any Holder in accordance with the instructions of that Holder at the Holder's expense and provided, further, that the Voting Trustees will exercise no right of dissent with respect to any transaction approved in accordance with
          Section 3.6 of the Stockholders Agreement.

               5.   Transfer of Deposited Stock  to Other Holders, Other
                    ---------------------------------------------- -----
          Taylor Descendants and Other  Jordan Descendants.  Any  Holder
          ------------------------------------------------
          may at any time and from time to time transfer his or her interest in any shares of Deposited Stock to any other Holder, whether by gift or by sale. Any Holder may at any time and from time to time transfer his or her interest in any shares of Deposited Stock to any other Taylor Descendant or Jordan Descendant, whether by gift, by bequest or by sale, and each recipient of an interest shall be conclusively deemed to have assented to all the terms of this Agreement as fully as though the recipient had executed a copy of this Agreement as a Holder. Promptly after receiving advice of any such transfer, the Voting Trustees shall correct Schedule
                                                                --------
          A.
          -

               6.   Withdrawal of Deposited Stock for Sale  by a Holder.
                    ---------------------------------------------------
          A Holder may withdraw shares of Deposited Stock for the purpose of selling them either to the Company or in a broker's transaction, subject to the limitations set forth in this Section 6. No Holder may withdraw in any calendar year more than 20% of the total number of shares of Deposited Stock deposited by or for him or her from time to time, computed without deducting withdrawals in prior calendar years. In the event that the value of any interest in shares of Deposited Stock is taxed to any person, estate or trust by reason of the death of any person, the 20% limitation shall not apply to the Holder or Holders of such interest, who shall be limited instead, in the aggregate, to the number of shares the sale of which will generate funds in the amount of the taxes and expenses arising by reason of such person's death, whether or not attributable to the value of an interest in Deposited Stock. Any Holder desiring to sell up to and including 1,000 shares of Deposited Stock in any calendar year may do so in one or more broker's transactions. Any Holder desiring to sell more than 1,000 shares in any year must first offer to sell the excess shares to the Company at the average closing price of Class A Stock on the largest exchange on which it is listed over the ten trading days preceding the date of the offer. Notice of the offer shall be sent to the Company at 229 West 43rd Street, New York, New York 10036, Attention: Secretary. If the Company shall not have accepted the offer within ten calendar days, the Holder may sell the excess withdrawn shares in one or more broker's transactions. If the sales shall not have been completed within six months after the withdrawal, the shares shall once again become Deposited Stock.

               7.   Withdrawal   of  Deposited   Stock  for   Charitable
                    ----------------------------------------------------
          Contribution.  A Holder may withdraw  any number of shares for
          ------------
          contribution to any corporation, trust of community chest, fund or foundation, gifts to which are deductible under
          Section 170(c)(2) of the Internal Revenue Code of 1986 or any successor provisions thereto. If the contribution shall not have been completed within six months after the withdrawal, the remaining shares shall once again become Deposited Stock.

               8.   Compensation  and  Expenses.   The  Voting  Trustees
                    ---------------------------
          shall serve without compensation. Each Voting Trustee shall be entitled to reimbursement from the assets held by them under this Agreement for such reasonable out-of-pocket expenses as he may incur and as are reasonably incident to the performance of his duties hereunder.

               9.   Dividends  and   Other  Distributions.     From  all
                    -------------------------------------
          dividends or other cash distributions received from the Company by the Voting Trustees as record holders hereunder of Deposited Stock, the Voting Trustees may deduct such sums as may be required to pay any and all reasonable expenses incurred by the Voting Trustees in the administration of this Voting Trust Agreement. After such deductions, the Voting Trustees shall forthwith pay to the Holders, in proportion to their beneficial interest in the Deposited Stock, the entire balance of the dividends and other cash distributions so received by the Voting Trustees. Dividends and other distributions received by the Voting Trustees in respect of Deposited Stock in the form of voting stock of the Company shall be held by the Voting Trustees as additional Deposited Stock. Any other distributions of securities or property shall be distributed by the Voting Trustees pro rata to the
          Holders.       In  case  the  Company  should   grant  to  its
          stockholders the right to subscribe to any securities, such rights will be granted by the Voting Trustees pro rata to the Holders, provided, however, that if such rights relate to securities which would constitute Deposited Stock, such rights may be exercised through the Voting Trustees only, with funds provided by the respective Holders and the securities so purchased will be retained hereunder as additional Deposited Stock. If the Voting Trustees are required to pay over to any government any withholding tax, they may deduct the amount so required to be paid over from cash distributions received and, if such distributions are insufficient for the purpose, the Holders agree to deliver to the Voting Trustees such amounts as they may require for the purpose.

               10.  Termination.   This Voting Trust Agreement (a) shall
                    -----------
          terminate on September 30, 2003, (b) may be terminated on any earlier date as may be fixed in a written notice to the Voting Trustees signed by the Holders of Voting Trust Certificates representing 66-2/3% of the Deposited Stock delivered to the Voting Trustees at least 30 calendar days prior to the termination date so fixed in such notice and (c) may be terminated on any earlier date by unanimous declaration of the Voting Trustees made by written notice addressed to the Holders at least 15 calendar days prior to the date of expiration fixed in such declaration. Upon termination of this Voting Trust Agreement, the Holders who hold certificates shall promptly surrender their certificates to the Voting Trustees for cancellation, and the Voting Trustees shall cause to be delivered to the Holders certificates for the Deposited Stock.

               11.  Resignation  and  Replacement.   Any  Voting Trustee
                    -----------------------------
          may resign at any time by delivering to the remaining Voting Trustees and to the Company his written resignation, to take effect at the time of delivery. If any Voting Trustee shall die or resign before any Jordan Descendants shall have become Holders, the then remaining Voting Trustees shall elect a successor Voting Trustee from among Taylor Descendants. When any Jordan Descendant shall have become a Holder, three of the Voting Trustees shall resign. Two of the positions shall be filled by the Holders who are Jordan Descendants, voting as a class (in proportion to their interests in the Globe Voting Trust) for Jordan Descendants; and the remaining position (the "Fifth Trustee") shall be filled by the executive of Globe Newspaper Company, if any, who is a director of the Company or, if none, by vote of the other four Voting Trustees. Thereafter, any vacancy caused by death or resignation of a Voting Trustee who is a Taylor Descendant (but not the Fifth Trustee) shall be filled by the Holders who are Taylor Descendants, voting as a class for a Taylor Descendant, any vacancy caused by the death or resignation of a Voting Trustee who is a Jordan Descendant (but not the Fifth Trustee) shall be filled by the Holders who are Jordan Descendants, voting as a class for a Jordan Descendant, and any vacancy caused by the death or resignation of the Fifth Trustee shall be filled in the same manner as the vacancy filled by election of the original Fifth Trustee. Each and every power granted to a Voting Trustee under this Voting Trust Agreement shall vest in each and every successor Voting Trustee immediately upon his or her appointment and acceptance of said office. Each successor Voting Trustee shall be deemed to have accepted said office upon delivery of a writing to that effect to the remaining Voting Trustees and to the Company.

               12.  Standards of Conduct.   In voting  or consenting  or
                    --------------------
          taking  or failing  to take  any  action with  respect to  the

          Deposited Stock, the Voting Trustees shall exercise their best judgment with respect to the proper management of the Company and the best interests of the Holders, but it is understood and agreed that no Voting Trustee incurs any liability as Voting Trustee hereunder, except for his own individual malfeasance, and no Voting Trustee shall be responsible for the acts or omissions of any other Voting Trustee hereunder. The Voting Trustees may vote any shares of Deposited Stock held by them in their own interests in each case without any liability to account. The Voting Trustees or any firms of which they may be members or any corporations of which they may be stockholders, directors, officers or counsel may enter into any contract or financial arrangements with, or be pecuniarily interested in any matter or transaction with, the Company as fully as though the Voting Trustees were not Voting Trustees hereunder.

               13.  Proof of Authority  of Voting Trustees.   No  person
                    --------------------------------------
          dealing with the Voting Trustees or their agents shall be bound to make any inquiry concerning the authorization or validity of any act purporting to be done by the Voting
          Trustees or their agents. Any certificate signed by the Voting Trustees shall be conclusive evidence of the matters contained therein in favor of all persons acting in good faith in reliance thereon.

               14.  Notices.   All notices to Holders shall  be given by
                    -------
          mail at the address furnished by the Holders to the Voting Trustees. All notices to the Voting Trustees shall be c/o Bingham, Dana & Gould, 150 Federal Street, Boston, Massachusetts 02110, Attention: Director of Fiduciary Services.

               15.  Amendments.  This  Agreement may be  amended at  any
                    ----------
          time by a written instrument executed by all of the Voting Trustees then acting and consented to in writing by the Holders of interests in two-thirds or more of the Deposited Stock.

               16.  Securities    Law   Representation    and   Transfer
                    ----------------------------------------------------
          Restriction.    Each Holder  represents  and  warrants to  the
          -----------
          Voting Trustees that the Holder's interest in the Voting Trust is being acquired for the Holder's own account for investment only and not with a view to any resale or distribution thereof, and each Holder agrees that no interest in the Globe Voting Trust may be sold or otherwise disposed of in violation of the Securities Act of 1933, as amended. The Holder understands that the Holder's interest must be held indefinitely unless transfers are made in compliance with applicable law and understands that any certificate that may be issued to evidence the Holder's interest in the Globe Voting Trust will bear the following restrictive legend:

               "This  security has  not been  registered  under the
               Securities Act of 1933 and may not be sold, assigned or otherwise transferred in the absence of an effective registration statement under that Act or an opinion of counsel satisfactory to the issuer that registration under that act is not required."

               17.  Acceptance  of Trust.   The  Voting  Trustees hereby
                    --------------------
          accept the trust created hereby and agree that they will in good faith in all respects exercise the powers granted to them hereunder or accruing to them by reason of the ownership of Deposited Stock in trust as herein provided.

               18.  No Action Inconsistent  with Stockholders Agreement.
                    ---------------------------------------------------
          Notwithstanding the express provisions of Sections 5, 6, 7 and 15 of this Agreement, transfer of interests in Deposited Stock and transfer of Deposited Stock will at no time be made by any Holder bound by the Stockholders Agreement in violation of any of the provisions of the Stockholders Agreement.

               19.  Counterparts.  This Agreement  may be signed in  any
                    ------------
          number of counterparts, with Holders signing separate counterparts; and all counterparts taken together shall constitute a single instrument.

               IN WITNESS WHEREOF, the Voting Trustees and the Holders have caused this Voting Trust Agreement to be executed and delivered on the date first written above.


          s/ William O. Taylor            s/ Alexander B. Hawes, Jr.
          -----------------------------   -----------------------------
          William O. Taylor               Alexander B. Hawes, Jr.


          s/ Charles H. Taylor            s/ Davis Taylor Pillsbury
          -----------------------------   -----------------------------
          Charles H. Taylor               Davis Taylor Pillsbury


          s/ Benjamin B. Taylor
          -----------------------------
          Benjamin B. Taylor

                                          Charles H. Taylor
                                          -----------------------------
                                          Name of Holder

                                          s/ Charles H. Taylor
                                          -----------------------------
                                          Signature

                                         SCHEDULE  A

     NYTCO SHS DEPOSITED TO:
     ** GLOBE VOTING TRUST **	     	 12/29/93

	                                 # of NYT A
	                                   Shs to
        UNITHOLDER	                   GLOBE
                                           VTG TR

C H TAYLOR 1993 GLOBE TRUST	           199,656
C H TAYLOR GLOBE FAMILY TRUST	           248,400
ROSAMOND T DYE REV TRUST	            61,531
PAMELA S COTHEY REV TRUST	            10,638
CHARLES H TAYLOR	                    85,560
CHARLES H TAYLOR 88 IRR TRUST	            19,440
STEPHEN EMYLIN TAYLOR	                    10,000
E B TAYLOR STUART	                    13,230
PAMELA ROGERS WETZELS	                   127,291
KATRINA WETZELS TRUST	                    15,921
THOMAS T WETZELS TRUST	                    15,921
PETER BLACK	                             1,636
SYLVIA BLACK RIPLEY	                    20,787
EMILY TAYLOR ANDREWS	                   460,272
EUNICE T VANDERHOEF TRUST	           248,380
ELIZABETH T FESSENDEN TRUST	           625,817
LOUISE C RIEMER (MOTHER)	             4,708
KARL DAVIS RIEMER	                     2,760
LOUISE C REIMER (DAUGHTER)	             2,760
HENRY F REIMER	                             2,220
ELIZABETH L RIEMER REECE	             2,760
KATHARINE C FEGUSON TRUST	             4,708
WILLIAM DAVIS TAYLOR REV TR	           289,681
ANNE MACY TAYLOR REV TRUST	            26,907
WILLIAM OSGOOD TAYLOR	                       426
WILLIAM OSGOOD TAYLOR	                    20,449
WILLIAM OSGOOD TAYLOR	                    42,970
WILLIAM DAVIS TAYLOR II	                       499
EDMUND C TAYLOR	                               180
EDMUND C TAYLOR	                               630
OLIVIA P HEARFIELD TRUST	           387,403
EVANS S PILLSBURY III MAR TRUST            311,318
EVANS S PILLSBURY III RES TR	           192,218
TAYLOR PILLSBURY GLOBE TRUST	           129,822
ELIZ SCULLY MARCHEWKA	                     9,570

     NYTCO SHS DEPOSITED TO:
     ** GLOBE VOTING TRUST **	          12/29/93

	                                 # of NYT A
	                                   Shs to
        UNITHOLDER	                   GLOBE
                                           VTG TR

MARGARET B TAYLOR FAM TRUST	            22,200
BLAKE TAYLOR CHLDRN'S TRUST	           184,548
JOHN I TAYLOR REV TRUST	                   117,734
CARSON TAYLOR	                             1,338
TIMOTHY B TAYLOR REV TRUST	            79,864
DAVID V N TAYLOR REV TRUST	           149,662
SHELLEY G HALL-TAYLOR REV TR	            30,000
SUSAN D CONNER	                             1,000
ELIZA TAYLOR	                             6,676
MATTHEW VAN NESS TAYLOR	                     6,676
BENJAMIN B TAYLOR REV TRUST	           194,312
KATHERINE S TAYLOR REV TRUST	             1,338
ABIGAIL TAYLOR	                             1,781
SAMUEL S TAYLOR	                             1,781
WILLIAM I TAYLOR	                     1,781
LITTLE CHILDREN'S TRUST	                   116,098
ALEXANDER BOYD HAWES TRUST	           242,852
ALEXANDER BOYD HAWES	                     1,330
ELIZABETH SAVAGE WRIGHT	                     1,526
JOHN WRIGHT	                               238
MATT. ARMSTRONG HAWES TR	            55,384
CHRIS. DeBOUVRY HAWES TRUST	             8,533

TOTAL NYTCO SHARES DEPOSITED	         4,823,121
                                         ---------
                                         ---------